Exhibit 3.3

             Amendment to the Bylaws of Northland Cranberries, Inc.

          Section 3.04 of the Bylaws of Northland Cranberries, Inc. was amended by the Board of Directors of the Company, effective as of January 30, 2002, to read in its entirety as follows:

          "3.04. Regular Meetings. The date, time and place, either within or without the State of Wisconsin, for the holding of any regular meetings of the Board of Directors shall be as communicated and generally agreed upon by the Board of Directors."